Exhibit 10.6
CRUDE SALES CONTRACT
This contract by and between Plains Marketing, L.P. (“Plains”) with an address of 333 Clay Street, Suite 1600, Houston, TX 77002 and Calumet Shreveport Fuels, LLC (“Calumet Shreveport”) with an address of 3333 Midway Avenue, Shreveport, La 71109, covering the sale and delivery by Plains and the purchase and receipt by Calumet Shreveport of the hereinafter specified oil is entered into in accordance with the following terms and conditions:

CONTRACT NO.			5689-1006

1.	TERM:	Effective March 1,2005 to February 29,2008, or three years from completion date of Plains P/L LP facilities (which ever is later) and continuing month to month thereafter until terminated by either party hereto upon not less than ninety (180) days advance written notice to the other party.

2.	QUALITY:	1)	East Texas Common crude oil and condensate.
		2)	North Louisiana Sweet crude oil and condensate.
		3)	North Louisiana Sour.

3.	QUANTITY:	Approximately 19,200 barrels per day. Anticipated volumes are 4,500 bopd of condensate, 1,000 North Louisiana Sour, and remaining volume is East Texas Common and North Louisiana Sweet.

4.	DELIVERY:	Shall be made into the following designated facilities or equipment by prior written agreement:

		1)	Into trucks designated by Calumet Shreveport, at Plains P/L Gas Center Station Shreveport, La
		2)	Calumet Shreveport Refinery located in Shreveport, La via Plains designated trucks.

Or

		1)	Calumet Shreveport Refinery located at Shreveport, La via Plains PIE. L. P.
		2)	Caluniet Shreveport Refinery located in Shreveport, La via Plains designated trucks.

5.	PRICE:	For the crude oil sold and delivered hereunder, Calumet Shreveport agrees to pay Plains a price per barrel equal to Plains’ West Texas Intermediate (All Other Areas) crude oil posting, deemed 40.0° API gravity based on equal daily quantities plus Platt’s average P-Plus for the trading month of delivery (excluding weekends and U. S. Holidays) plus a location differential of:

1)	Plains P/E. Gas Center Facility
Crude/Condensate to Calumet Shreveport designated trucks at Gas Center
8.45 per barrel
Crude/Condensate to Shreveport Refinery via Truck 80.15 per barrel
North Louisiana Sour to Shreveport Refinery via Truck less $1.25 per barrel
2)	Plains Pipeline connection into the Shreveport Refinery
Crude/Condensate to the Shreveport Refinery via Plains P/L Year 1
$0.98, Year 2 $0.80, Year 3 $0.80
Crude/Condensate to Shreveport Refinery via Truck $0.15 per barrel
North Louisiana Sour to Shreveport Refinery via Truck less $1.25 per barrel
     These G&H numbers are based on the current East Texas market. If this market changes substantially from historic levels then Plains reserves the right to renegotiate the price to maintain supply. Should Calumet and Plains not be able to agree to a renegotiated price the thruput agreement shall be reduced by the volume lost.
6.	Thruput commitment Minimum of 12,000 b/d take or pay (rate is $0.25) to be received from Plains Pit at Gas Center Station or via plains Pit delivered to Shreveport refinery. Settlement to be annual. The Pit maximum capacity at this point in time is 15,000 b/d. Calumet to provide and maintain the Lact unit from Plains PIE, into the Shreveport Refinery if this option is done.
~~7.~~	 ~~Plains reserves the right to enter a B/S agreement on portion of the overall supply, contingent on reaching an acceptable net-out agreement. Maximum volume will be limited to 7,000 b/d. Should Calumet/Shreveport be required to post letter of credit to a third party to supply barrels to Plains for this obligation. The Letter of Credit described in paragraph 8 below shall be reduced by an equal volume of barrels.~~
8.	PAYMENT: Until further arrangements for payment or credit are mutually agreed to, Calumet Shreveport agrees to pay Plains:
1)	Weekly Estimated Settlements: On or before close of business each Wednesday during the term of this agreement, Calumet will wire transfer funds to Plains for all net barrels metered and sold to Calumet Shreveport during the previous Wednesday through Tuesday. The amount per barrel to be paid in the weekly estimated settlement shall be the Plains’ West Texas Intermediate (All Other Areas) month-to-date average crude oil posting deemed 40° API plus Plan’s average P-Plus for the trading month of delivery (excluding weekends and U.S. holidays) plus a location differential as shown in paragraph 5 herein.

2)	Upon receipt of monthly settlement invoices, final monthly net payment shall be made by wire transfer of funds on or about the twentieth (20th) day of the month following the month of delivery. Wire transfer funds to Plains per the wire instructions shown on Plains’ settlement invoices.

9.	CREDIT SUPPORT: On or before November 29, 2004 or until otherwise mutually agreed, Calumet Shreveport agrees to provide Plains an irrevocable letter of credit, issued by a bank acceptable to Plains utilizing a form acceptable to Plains in an amount equal to eight (8) days of oil delivered pursuant to this agreement. Plains agrees to continue periodic reviews of Calumet Shreveport’s credit worthiness until such possible time Calumet Shreveport supports and open line of credit.
     PMLP’s General Provisions dated February 1, 2001 are incorporated herein by reference and made a part hereof. To the extent of any conflict between the provisions herein and the General Provisions, the provisions herein shall govern.

Buyer	Seller
Calumet Shreveport Fuels, LLC	Plains Marketing, LP
Agreed to and accepted this 15th day of October, 2004	Agreed to and accepted this 18th day of October, 2004
By: /s/ Robert M. Mills	By: /s/ George Coiner
Robert M. Mills Vice President, Crude Oil Supply	Senior Group Vice President, Plains Marketing L.P.

PLAINS MARKETING, L. P.
By Plains Marketing GP Inc.
Its General Partner
GENERAL PROVISIONS/OIL PURCHASE CONTRACT
I.	PAYMENT: As soon as possible after the dose of each calendar month during which deliveries are made, Seller shall invoice Buyer for the crude oil delivered. Unless otherwise provided herein, payment for the oil purchased hereunder shall be made by the twentieth (20th) of the month following the month of delivery, subject to timely receipt by Buyer of invoice and written confirmation of invoiced quantity from the receiving facility. If the payment date falls on a Saturday or Non-Friday bank holiday, payment will be due on the next succeeding work day. All deliveries hereunder shall be deemed a single on-going transaction.

II.	SET-OFFS: In the event either party shall tail to make timely delivery of any crude oil and/or condensate or other applicable products due and owing to the other party, or in the event that either party shall fail to make timely payment of any monies due and owing to the party, the other party may set off any deliveries or payments due under this or any other agreement between the parties. Party for the purposes of this paragraph shall include for each party its affiliates (including, but not limited to, both parent and subsidiary companies). It is the intent of the parties to this contract to treat each party hereto and its respective affiliates (including, but not limited to, both parent and subsidiary corporate entities) as a single legal entity for the purposes of set-off regarding debts and claims.

III.	RIGHT TO AUDIT: In the event the price of the crude oil or condensate sold hereunder is based on an average acquisition cost, Seller agrees to maintain and retain all pertinent books, records and documents relating to the transactions hereunder for a period of not less than two (2) years following termination of this agreement, and Buyer or its duly authorized representatives shall have access to such records, and the right to audit the same, at all reasonable times during the existence of this Contract, and for such two (2) year period following its termination.

IV.	MEASUREMENTS AND TEST: Quantities of oil delivered hereunder shall be determined from tank gauges on 100% tank table basis or by the use of mutually acceptable automatic measuring equipment. Volume and gravity of said quantities shall be corrected for temperature to 60° Fahrenheit in accordance with the latest A.S.T.M.-I.P. Petroleum Measurement Tables. The oil delivered hereunder shall be merchantable and acceptable to the carriers involved but not to exceed one percent (1%) S&W. Full deduction shall be made for all S&W content as determined by tests conducted according to the latest A.S.T.M. standard method in effect.

V.	Tests for quality shall be made at regular intervals by Seller in accordance with recognized procedures. Each party shall have the right to have a representative or independent inspector (which cost shall be shared equally between the parties hereto) present to witness all gauges, tests and measurements.

VI.	WARRANTY: Seller warrants title, free and clear of all taxes, liens and encumbrances which are customarily paid by Seller prior to delivery, to the oil sold and delivered hereunder and warrants that said oil has been produced, handled and transported to the delivery point hereunder in accordance with the laws, rules and regulations of all local, state or federal authorities having jurisdiction thereof. In this regard, Seller agrees to provide Buyer with any transaction documentation requested.

VII.	FORCE MAJEURE: Continued performance by either party of any obligation except as to payment due hereunder, may be suspended immediately to the extent caused or contributed to by acts of God, fire, labor or trade disturbance, war, civil commotion or act of the public enemy, unavailability of transportation, storage, manufacturing, refining or distributing facilities, compliance in good faith with any applicable foreign or domestic regulation or order, whether or not it later proves to be invalid, or any cause beyond the reasonable control of either Buyer or Seller whether similar or dissimilar to the enumeration contained herein, except inability to discharge financial obligations when due. The party suspending performance under this clause shall give prompt notice and shall use its best efforts to cure promptly the cause for such suspension. Upon cessation of the cause for suspension, performance shall resume (or commence) immediately. However, if any given Force Majeure condition continues beyond ninety (90) days. the party not claiming said condition shall have the option of terminating this contract upon the giving of written notice thereof to the other party.

VIII.	TITLE AND RISK OF LOSS: Title and risk of loss to crude oil delivered into storage, tankers, barges, tank trucks, and/or pipeline facilities shall pass to Buyer as the crude oil enters the intake pipes of such equipment of the receiving facility, or is in-line transferred.

IX.	ENTIRETY OF AGREEMENT, MODIFICATION, WAIVER, AND ASSIGNMENT: This Contract and amendments constitute the entire understanding of the parties relating to the sale of the crude oil specified herein. There shall be no modification or amendment of this Contract except by writing, signed by both parties hereto. Waiver of performance of any obligations by either party of default by the other hereunder shall not operate as a waiver of performance of any other obligation or a future waiver of the same obligation or a waiver of any future default. Neither party shall assign this Contract to a person or firm except upon written consent of the other party, such consent, however, shall not be. unreasonably withheld. This Contract shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

X.	EQUAL DAILY DELIVERIES: Except for delivery by truck tanker, for the purpose of invoicing, any crude oil delivered hereunder shall be deemed to have been delivered in equal daily quantities during the calendar month in which deliveries occur.

XI.	CHOICE OF LAW: This Contract shall be constructed in accordance with, and governed by, the law of, and Buyer and Seller consent to the jurisdiction of the courts of, the State of Texas.

XII.	DEFAULT: In the event Seller shall fail to make timely deliveries due Buyer under this Contract, or if Seller is otherwise in default hereunder, Buyer may, on written notice to Seller terminate this contract or suspend performance of all obligations hereunder during default.

XIII.	NOTICE: Any notice required or permitted hereunder shall be deemed given when deposited in the U.S. Mail as registered or certified mail, return receipt requested, postage prepaid, and addressed to the party to whom the notice is being given at the address set forth on the first page hereof (or such other address as is provided by written notice in accordance with this provision). During the term of this Contract Seller herein agrees to notify Buyer immediately in writing upon Seller’s corporate reorganization, merger, or acquisition by another, or any other similar corporate structural change.